                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CYRIX CORPORATION
               (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                               CYRIX CORPORATION
                         2703 NORTH CENTRAL EXPRESSWAY
                            RICHARDSON, TEXAS 75080

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD THURSDAY, APRIL 17, 1997

To the Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Cyrix Corporation (the "Company") will be held on Thursday, April 17, 1997, at 2:00 p.m. local time at the University of Texas at Dallas in the Conference Center located at 2601 Floyd Drive, Richardson, Texas 75080, for the following purposes:

     (1) To elect four directors to serve until the 1998 Annual Meeting of Stockholders or until their respective successors have been elected and qualified;

     (2) To approve the amendment to the 1988 Incentive Stock Plan that will increase the number of shares of Common Stock available for grant under the plan by 900,000 shares;

     (3) To ratify the selection of Ernst & Young LLP as independent auditors of the Company;

     (4) To transact such other business as may properly come before this meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the proxy statement delivered with this notice.

     The close of business on March 10, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.


                                            By Order of the Board of Directors,


                                            /s/ JAMES W. SWENT, III
                                            JAMES W. SWENT, III
                                            SECRETARY

Richardson, Texas
March 19, 1997


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PAID ENVELOPE ENCLOSED. RETURNING YOUR PROXY WILL HELP THE COMPANY ASSURE A QUORUM AND AVOID THE ADDITIONAL EXPENSE OF DUPLICATE PROXY SOLICITATIONS. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED THE PROXY.

--------------------------------------------------------------------------------

                                 CYRIX CORPORATION

                           2703 NORTH CENTRAL EXPRESSWAY
                               RICHARDSON, TEXAS 75080
                                  (972) 968-8388

                                -----------------
                                 PROXY STATEMENT
                                -----------------


                     SOLICITATION AND REVOCABILITY OF PROXIES

   The enclosed proxy is solicited by and on behalf of the Board of Directors of Cyrix Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, April 17, 1997, at 2:00 p.m. local time at the University of Texas at Dallas in the Conference Center located at 2601 Floyd Drive, Richardson, Texas 75080 or at any adjournments thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The costs of the solicitation will be borne by the Company. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Company's common stock, par value $.004 per share (the "Common Stock"). This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 19, 1997.

   The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or
(c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

   Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required for a quorum. At the close of business on March 10, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 19,623,737 shares of Common Stock entitled to vote at the Annual Meeting. Each share is entitled to one vote for each proposal. Stockholders may not cumulate their votes. The Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. The closing price of the Common Stock on the Record Date was $25.125 per share, as reported by the Nasdaq National Market.

   The Company's annual report to stockholders for the year ended December 29, 1996 ("fiscal 1996"), including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report is not a part of the proxy solicitation material.

                           PRINCIPAL STOCKHOLDERS

   To the knowledge of the management of the Company and based upon filings with the Securities and Exchange Commission ("SEC") or representations from such companies, there are no persons deemed to own beneficially more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), as of January 31, 1997.

                                      1.

ITEM 1.  ELECTION OF DIRECTORS

   Four directors will be elected at the Annual Meeting. All of the nominees are presently directors of the Company. Directors elected will hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. Unless otherwise instructed in the proxy, proxies will be voted for election of the nominees named below.

   If a nominee becomes unable or unwilling to serve at the time of the Annual Meeting, proxies will be voted for such person as designated by the Board of Directors. However, management knows of no reason why any nominee should be unable or unwilling to serve.

   The following information regarding the names, ages and principal occupations of the nominees for director, other directorships in certain companies held by them and the length of continuous service as a director of the Company is as reported by the respective nominees for director:

   HARVEY B. CASH, age 58, has served as a Director of the Company since March 1988 and as Chairman of the Board of Directors since April 1988. Mr. Cash also serves as Chairman of the Company's Compensation Committee and also serves on the Company's Audit Committee and Stock Committee. He has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash is also the managing general partner of the Berry Cash Southwest Partnership, a venture capital fund, and serves on the Boards of Directors of ProNet Inc., Aurora Electronics, Inc., BenchMarq Microelectronics, AMX Corporation, Heritage Media Corporation and i2 Technologies. Mr. Cash was employed by InteCom Corporation, a telecommunications company, as Vice President of Business Strategy from 1982 to 1983. He was a co-founder of Mostek Semiconductor Corporation ("Mostek"), a company that designed, manufactured and marketed semiconductors and was acquired by United Technologies, which subsequently sold it to SGS-Thomson Microelectronics, Inc. ("SGS-Thomson"). Mr. Cash was a director of Mostek and served as Executive Vice President with various marketing and engineering responsibilities from 1969 to 1981. Mr. Cash was also employed by Texas Instruments Incorporated ("TI") as a marketing manager from 1964 to 1969.
Mr. Cash has a B.S. in Electrical Engineering from Texas A&M University and an MBA from Western Michigan University.

   GERALD D. ROGERS, age 53, a co-founder of the Company, has served as a Director of the Company since the Company's formation in February 1988. He also served as President and Chief Executive Officer of the Company from February 1988 until December 1996. From November 1987 to February 1988, Mr. Rogers was involved in the organization of the Company. From March 1986 to November 1987, he served as President, Chief Executive Officer and a Director of Visual Information Technologies Incorporated ("VIT"), a computer company. Prior to joining VIT, for 16 years Mr. Rogers held a variety of management positions at TI, most recently serving as Vice President of the Semiconductor Group and Manager of the Microprocessor Division. During his employment at TI, Mr. Rogers was the named inventor on 12 patents granted to TI. He has a B.S. in Computer Science from the University of Houston.

   L.J. SEVIN, age 66, has served as a Director of the Company since March 1988 and serves on the Company's Compensation Committee and Stock Committee. Mr. Sevin also serves as a director of Proteon, Inc. and BenchMarq Microelectronics. In 1981, he co-founded Sevin Rosen Management Company, a Texas corporation that manages Sevin Rosen Fund II L.P., a venture capital fund. He is also an advisor to and limited partner in the venture capital funds Sevin Rosen Fund III L.P. and Sevin Rosen Fund V L.P. Mr. Sevin is also a general partner of SRB Associates II L.P., which is the general partner of Sevin Rosen Fund II L.P. He served for nine years as the Chairman of the Board and Chief Executive Officer of Mostek, of which he was a co-founder. Prior to founding Mostek, Mr. Sevin was employed by TI in its Semiconductor Division. He has a B.S. and an M.S. in Electrical Engineering from Louisiana State University.

   GARY A. STIMAC, age 45, was appointed as a Director of the Company in September 1996 and currently serves on the Company's Audit Committee. Mr. Stimac most recently served as Senior Vice President and General Manager of the Systems Division of Compaq Computer Corporation until July 1996. He joined Compaq in February 1982, was elected Vice President, Engineering in January 1986, and Vice President of Systems Engineering in May 1987. Previously, Mr. Stimac worked for TI for nine years. He has a B.S. in Electrical Engineering from the Milwaukee School of Engineering.

                                      2.

   The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, neither abstentions nor "broker non-votes" have any legal effect. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Proxies may not be voted for a greater number of nominees for director than the number of nominees named.

   The persons named in the accompanying proxy intend to vote for the election of all directors unless instructed otherwise on the proxy.

         DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors held nine meetings during fiscal 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served.

   The Company has the following standing committees:

   AUDIT COMMITTEE. Messrs. Cash and Stimac are the current members of the Audit Committee. The Audit Committee met one time during fiscal year 1996. At the time of the meeting, the members of the Audit Committee consisted of Mr. Cash and Melvin Sharp. (Mr. Sharp served as a Director of the Company from October 1991 until April 1996 and did not seek re-election.) The Committee's principal functions are to recommend to the Board of Directors for its approval and for ratification by the stockholders of the Company the engagement of the independent auditors to serve the following year in examining the accounts of the Company, to confirm the existence of effective accounting and internal control systems and to monitor the effectiveness of the audit.

   COMPENSATION COMMITTEE. Messrs. Cash and Sevin serve on the Compensation Committee, which met nine times during fiscal 1996. Its principal functions are to study, advise and consult with the Company's management regarding the compensation of officers and other key employees of the Company, to consider and to act upon recommendations of management to grant stock options and restricted stock and to otherwise administer the Company's 1988 Stock Incentive Plan. Members of the Compensation Committee are not eligible to participate in the plans or programs they administer.

   STOCK COMMITTEE. Currently, the Stock Committee consists of the Compensation Committee whose members are Messrs. Cash and Sevin. Formerly, Mr. Rogers was the sole member of the Stock Committee which was formed in 1996. The Committee met seven times during fiscal year 1996. Its principal functions are to advise and consult with the Company's management and to grant stock options pursuant to the Company's 1988 Incentive Stock Plan with respect to participants who are not subject to Section 16(b) ("Section 16(b)") of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

COMPENSATION OF DIRECTORS

   Each director who is not currently receiving compensation as an officer or employee of the Company or any of its affiliates is entitled to be paid $1,500 for each meeting attended. In addition, all non-employee directors of the Company participate in the Non-Discretionary Non-Employee Directors Stock Plan.

   The Company also paid Mr. Stimac $4,500 in consulting fees for fiscal year 1996 in connection with various business activities.

                                      3.

ITEM 2.  PROPOSAL TO APPROVE AMENDMENT TO THE 1988 INCENTIVE STOCK PLAN

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

GENERAL

   The Company has used stock options as a key element of its overall compensation program for employees of the Company. The Board of Directors and the Compensation Committee believe that it is important to have equity-based incentives available to attract and retain quality employees for the Company. On January 16, 1997, the Board of Directors approved, subject to stockholder approval, a proposal to amend the 1988 Incentive Stock Plan. The following descriptions present summaries of (i) the 1988 Incentive Stock Plan as it currently exists and (ii) the proposed amendment to the 1988 Incentive Stock Plan.

DESCRIPTION OF THE EXISTING 1988 INCENTIVE STOCK PLAN

   On March 16, 1988, the Board of Directors of the Company adopted the 1988 Incentive Stock Plan, which was approved by the Company's stockholders on March 16, 1988. As amended through the date hereof, an aggregate of up to 7,218,334 shares of Common Stock have been or may be issued upon the exercise of stock purchase rights and options that have been or may be granted under the 1988 Incentive Stock Plan. As of January 31, 1997, 4,320,257 shares had been issued upon exercise of options and stock purchase rights granted under the 1988 Incentive Stock Plan. As of such date, options to purchase a total of 3,291,847 shares of Common Stock were outstanding, 1,072,115 shares had been repurchased by the Company and made available for grant under such plan and options for 678,345 shares remained available for issuance.
Approximately 390 individuals were eligible to participate in the 1988 Incentive Stock Plan as of January 31, 1997. The proceeds received by the Company upon exercise of options and stock purchase rights increase the Company's cash and equity balances.

   Options granted under the 1988 Incentive Stock Plan may be (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-qualified stock options which are not intended to qualify for incentive stock option treatment, (iii) stock purchase rights and (iv) stock bonuses. Under the 1988 Incentive Stock Plan, incentive stock options may be granted to employees (including officers and directors who are employees) of the Company or a parent or subsidiary of the Company and non-qualified stock options, stock purchase rights and stock bonuses may be granted to employees (including officers and directors who are employees) consultants to and non-employee directors of the Company or a parent or subsidiary of the Company. As of January 31, 1997 no stock bonuses had been issued under this Plan and the Compensation Committee of the Board of Directors currently has no plans to issue stock bonuses.

   The 1988 Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors with respect to participants who are subject to Section 16(b). The Board of Directors has delegated the administration of the 1988 Incentive Stock Plan with respect to participants who are not subject to Section 16(b) to the Stock Committee (referred to together with the Compensation Committee as the "Committee"). Subject to the provisions of the 1988 Incentive Stock Plan, the Committee has authority to determine all terms and provisions under which options, stock purchase rights and stock bonuses are granted pursuant to the 1988 Incentive Stock Plan, including (i) the number of shares subject to each option, stock purchase right or stock bonus, (ii) when the option, stock purchase right or bonus becomes exercisable, (iii) the exercise price and (iv) the duration of the option, which cannot exceed 10 years (five years for incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The Committee has the authority to determine the duration of the stock purchase rights granted, which cannot exceed 90 days from the date on which the Committee made the determination to grant the stock purchase right. The Committee has discretion in connection with a merger, sale of assets, dissolution or liquidation involving the Company to provide that outstanding options shall be terminated or shall be assumed or otherwise continued or to provide for the accelerated vesting of outstanding options. The acceleration of options in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for a merger, a takeover attempt or other efforts to gain control of the Company. The Company has certain rights to repurchase shares issued under the 1988 Incentive Stock Plan upon the voluntary or involuntary termination of the grantee's employment pursuant to agreements between the Company and grantee.

                                      4.

   The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by a participant in the 1988 Incentive Stock Plan may not exceed $100,000. Incentive stock options, non-qualified stock options and stock purchase rights granted under the 1988 Incentive Stock Plan may not be granted at a price less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of incentive stock options or nonstatutory stock options granted to participants in the 1988 Incentive Stock Plan holding 10% or more of the voting stock of the Company).

   An option, stock purchase right or stock bonus granted under the 1988 Incentive Stock Plan is not transferable by the option holder except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Options may be exercised only while the option holder is in the employ of, or serving as a consultant to, the Company or within one month after termination of employment or the consulting arrangement (or such other period of time, not exceeding three months as in the case of an Incentive Stock Option, as is determined by the Board of Directors) to the extent such option was vested and the option holder was entitled to exercise it at the time of termination. If termination is due to death or disability, the option is exercisable for a three-month period or six-month period, respectively, after any such termination (or such other period of time, not exceeding 12 months, as determined by the Board of Directors) to the extent such option was vested and the option holder was entitled to exercise it. If death occurs within 30 days after termination, the option is exercisable for six months after the death of the option holder.

   Options, stock purchase rights and stock bonuses will vest at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company and/or the optionee, as permitted under the 1988 Incentive Stock Plan. Generally, the Committee has provided for a schedule pursuant to which options will vest within four years of the date of grant.

TAX CONSEQUENCES

   NON-QUALIFIED STOCK OPTIONS AND STOCK PURCHASE RIGHTS. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-qualified stock option such as those under the 1988 Incentive Stock Plan and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-qualified stock option, the optionee will be treated as recognizing ordinary income in the year of exercise, which, in the case of an option, is an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon the exercise of a non-qualified stock option, the Company may claim a deduction for compensation paid at the same time and in the same amount as ordinary income is recognized to the optionee, assuming federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares, the difference between the amount realized on the disposition and the basis of the stock (exercise price plus any ordinary income recognized) should qualify as long-term or short-term capital gain, depending on whether the stock was held for more than one year prior to disposition. If the shares purchased upon the exercise of an option are nontransferable and subject to a substantial risk of forfeiture, then the taxable income realized by the optionee, unless the optionee elects otherwise pursuant to Section 83(b) of the Code, and the Company's tax deduction should be deferred and measured at the fair market value of the shares at the time the stock becomes transferable or the risk of forfeiture lapses. The restriction imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a transfer restriction during the period prescribed thereby. As a general rule, tax treatment of stock purchase rights is consistent with that of non-qualified stock options.

   INCENTIVE STOCK OPTIONS. The incentive stock options are intended to constitute "incentive stock options" within the meaning of Section 422(b) of the Code. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option. However, the optionee must generally include the difference between the exercise price and the fair market value of the Common Stock on the date of exercise in alternative minimum taxable income. If the optionee does not dispose of shares acquired pursuant to the exercise within a two-year period beginning on the date the option was granted or within a one-year period beginning on the date the option was exercised (collectively, the "Holding Periods"), the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. Upon disposition of the shares after the Holding Periods, the difference between the amount realized and the exercise price should constitute long-term capital gain or loss. If the Holding Periods are not satisfied at

                                      5.

the time of sale, the optionee will be treated as having received, at the time of disposition, ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock on the date of exercise or the sale price of the stock. Any gain realized in excess of the ordinary income recognized by the optionee would be treated as short-term or long-term capital gain, depending on the holding period of the shares. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee.

   Under Section 162(m), as enacted by the Omnibus Budget Reconciliation Act of 1993, for tax years beginning on or after January 1, 1994, publicly held corporations cannot deduct compensation payments made to certain employees for federal income tax purposes to the extent that the employee's compensation exceeds $1 million. The employees covered by this provision include the chief executive officer of the corporation and the four other most highly compensated officers for the taxable year. In the case of stock options, the $1 million deduction limitation does not apply to the extent that such compensation is based on performance goals if (i) the performance goals are established by a compensation committee that is comprised solely of two or more outside directors and (ii) the material terms of the compensation are disclosed to the stockholders of the corporation and approved by a majority vote of the stockholders before the compensation is paid. To ensure that the options granted under the 1988 Incentive Stock Plan qualify for the performance-based exception described above, the 1988 Incentive Stock Plan provides that the Compensation Committee shall consist of two or more "outside directors," within the meaning of Section 162(m).

   STOCK BONUSES. Stock bonuses are subject to federal income tax treatment in the same manner as are cash bonuses. Although the Company has never issued a stock bonus under the 1988 Incentive Stock Plan, any stock bonus would be valued at the fair market value of the Common Stock upon the date of grant. Upon issuance of a stock bonus, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized for the individual receiving the stock bonus, assuming federal tax withholding requirements are satisfied.

DESCRIPTION OF PROPOSED AMENDMENT TO THE 1988 INCENTIVE STOCK PLAN

   Assuming approval by the stockholders of the Company of the proposed amendment to the 1988 Incentive Stock Plan, the Company intends to restate such plan, as amended (the "Amended Incentive Stock Plan"). Options, stock purchase rights and stock bonuses under the Amended Incentive Stock Plan would continue to vest under conditions determined by the Committee, including performance criteria with respect to the Company and/or the optionee, as permitted under the Amended Incentive Stock Plan. The material amendment to be effected pursuant to the Amended Incentive Stock Plan is as follows:

   INCREASE IN NUMBER OF SHARES AVAILABLE FOR ISSUANCE. The Amended Incentive Stock Plan would increase the total number of shares available under the 1988 Incentive Stock Plan to be issued upon the exercise of stock purchase rights and options granted, and stock bonuses awarded, by 900,000 shares to 8,118,334 shares of Common Stock. This amendment would increase the shares available for issuance as of January 31, 1997 from 678,345 to 1,578,345 shares. As noted previously, the proceeds received by the Company upon exercise of stock options and stock purchase rights will increase the Company's cash and equity balances.

   The Amended Incentive Stock Plan would continue to be administered by the Committee.

   Approval of the amendment to the 1988 Incentive Stock Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, an abstention would have the same legal effect as a vote against the amendment to the 1988 Incentive Stock Plan, and each "broker non-vote" would reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the amendment to the 1988 Incentive Stock Plan. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

   The persons named in the accompanying proxy intend to vote for the amendment to the 1988 Incentive Stock Plan unless instructed otherwise on the proxy.

                                      6.

ITEM 3.  APPOINTMENT OF AUDITORS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

   The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for fiscal 1997. Ernst & Young LLP has served as independent auditors of the Company since the Company's inception in 1988.

   If the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Ernst & Young LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

   Ratification of Ernst & Young LLP as auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented by
proxy and entitled to vote at the Annual Meeting.   Under Delaware law and
the Company's Restated Certificate of Incorporation and Bylaws, an abstention would have the same legal effect as a vote against the ratification of Ernst & Young LLP as auditors and each "broker non-vote" would reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification of Ernst & Young LLP as auditors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

   The persons named in the accompanying proxy intend to vote for the ratification of Ernst & Young LLP as auditors unless instructed otherwise on the proxy.

                            MANAGEMENT OF THE COMPANY

   The names, ages and positions of the Company's executive officers are as follows:

NAME                      AGE   POSITION
----                      ---   --------
James W. Swent, III        46   Chairman of the Office of the
                                 President, Sr. Vice President of
                                 Finance and Administration, Chief
                                 Financial Officer, Secretary and
                                 Treasurer
Kevin C. McDonough         47   Sr. Vice President of Engineering and
                                 Member of the Office of the President
Nancy B. Dechaud           39   Vice President of Manufacturing and
                                 Member of the Office of the President
Kenneth B. Edoff           45   Sr. Vice President of Sales
Mark W. Bluhm              39   Vice President of Strategic Planning
                                 and Business Development
Russell N. Fairbanks, Jr.  53   Vice President and General Counsel
Robert D. Maher, III       38   Vice President of Engineering
Lewis R. Paceley           41   Vice President of Marketing
Everett J. Roach           41   Vice President of Sales, Asia/Pacific
Stephen A. Tobak           40   Vice President of Corporate and
                                 Channel Marketing
-----------------------------------------------------------------------------

   JAMES W. SWENT, III, joined the Company in July 1996 as Senior Vice President of Finance and Administration and Chief Financial Officer. He also serves as Secretary and Treasurer of the Company and has served as Chairman of the Office of the President since December 1996. Mr. Swent joins the Company from Northern Telecom Limited, where he was Vice President of Business Development since 1993, and Vice President and Chief Financial Officer of Latin American Operations prior to that post in 1992. Prior to his employment with Northern Telecom, Mr. Swent held various senior management positions in the computer peripherals industry. Mr. Swent also serves on the Board of Directors of Rodime plc. He has a B.S. in Finance and an MBA from the University of California, Berkeley.

                                      7.

   KEVIN C. MCDONOUGH is Senior Vice President of Engineering and serves as a member of the Office of the President. In March 1989, Mr. McDonough joined the Company as Vice President of Engineering with the responsibility for the design and development of Cyrix's first math coprocessor. He has continued to build the engineering group of the Company, completing over 20 compatible microprocessors and math coprocessors. Prior to joining the Company, Mr. McDonough spent 15 years with TI in various positions including Design Engineer, Design Manager, Program Manager and Product Line Manager, where he was responsible for the design and development of TI's first two generations of digital signal processors. During his employment with TI, Mr. McDonough was the named inventor on 23 patents granted to TI, and in 1985 he was elected a TI Fellow. Mr. McDonough has a B.S. and an M.S. in Electrical Engineering from Ohio State University.

   NANCY B. DECHAUD, joined the Company in April 1988 as one of the Company's initial Design Engineers. Currently, Ms. Dechaud serves as Vice President of Manufacturing and as a member of the Office of the President. Prior to joining the Company, Ms. Dechaud was employed by SGS-Thomson as a Design Engineering Manager. Ms. Dechaud graduated from the University of Illinois with a B.S. in Electrical Engineering and received an M.S. in Electrical Engineering from Southern Methodist University.

   KENNETH B. EDOFF, joined the Company in February 1997 as Senior Vice President of Sales. Prior to joining the Company, Mr. Edoff was employed by Hitachi, LTD as Senior Director of Sales and Marketing. Prior to his employment with Hitachi, Mr. Edoff was employed by Quantum Corporation from 1990 until 1995 and held various sales management positions. Mr. Edoff has five years of international sales experience, primarily in Asia. Mr. Edoff graduated from Temple University with a B.S. in Communications.

   MARK W. BLUHM, joined the Company in November 1988 as one of the Company's initial Design Engineers. Currently, Mr. Bluhm serves as Vice President of Strategic Planning and Business Development. Prior to joining the Company, Mr. Bluhm was employed by Martin Marietta as a Senior Staff Engineer and was also employed as an Engineer by Motorola Incorporated. He began his career in 1980 at Mostek Incorporated. Mr. Bluhm graduated from the University of Arkansas with a B.S. in Electrical Engineering and received an M.S. in Electrical Engineering from Southern Methodist University. He also has a M.S. in Computer Science from the Florida Institute of Technology.

   RUSSELL N. FAIRBANKS, JR., joined the Company in October 1993 as Vice President and General Counsel. Prior to joining the Company, he served as Deputy General Counsel of Electronic Data Systems ("EDS") from January 1990 through September 1993. Prior to EDS, Mr. Fairbanks served as an international attorney for General Motors. Mr. Fairbanks has a B.A. in Economics from Trinity College and is a graduate of the Columbia University Law School.

   ROBERT D. MAHER, III, joined the Company in April 1988 as one of the Company's initial Design Engineers. Currently, Mr. Maher serves as Vice President of Engineering and is responsible for future processor designs. He began his career at TI as a Design Engineer in 1983. Mr. Maher graduated from Michigan State with a B.S. in Electrical Engineering and received an M.S. in Electrical Engineering from the University of Texas at Arlington.

   LEWIS R. PACELEY, joined the Company in January 1996 as Vice President of Marketing. Prior to joining the Company, Mr. Paceley was employed by Intel Corporation ("Intel") for 13 years in various marketing positions, most recently being Marketing Director of the Pentium Pro. Prior to his employment with Intel, Mr. Paceley was employed by Bell Telephone Labs as a Member of the Technical Staff. Mr. Paceley has a B.S. in Computer Science and Electrical Engineering from Vanderbilt University and an M.S. in Computer Engineering from the University of Michigan.

   EVERETT J. ROACH, joined the Company in June 1991 as a Regional Sales Manager. Currently he serves as Vice President of Sales, Asia/Pacific.
Prior to joining the Company, Mr. Roach spent five years with Weitek in various marketing, sales and product management positions, the most recent being Director of Business Development. Prior to joining Weitek, he spent eight years with Intel in various positions in the United States, Asia and Europe. Mr. Roach has a B.S. in Economics from the University of California, Davis.

                                      8.

   STEPHEN A. TOBAK, joined the Company as Vice President of Corporate and Channel Marketing in May 1995. Prior to joining the Company, he served as OPTi Incorporated's ("OPTi") Director of Corporate Marketing, a position that he held since November 1993. Prior to joining OPTi, Mr. Tobak was Director of OEM Sales and Marketing for Stac Electronics beginning in August 1991. Mr. Tobak, who began his career with TI in 1980, has an M.S. in Electrical Engineering and a B.S. in Physics from the State University of New York, Stony Brook.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the number of shares of Common Stock owned beneficially by (i) each of the Company's directors, (ii) certain of the Company's executive officers and (iii) all of the Company's directors and executive officers as a group, in each case as of January 31, 1997:

                                                COMMON STOCK
                                             BENEFICIALLY OWNED
                                      -------------------------------
                                                           PERCENT OF
                                      NO. OF  SHARES          CLASS
                                      --------------       ----------
DIRECTORS:
Harvey B. Cash(1)                       370,501               1.81%
Gerald D. Rogers(1)                     995,030               4.87%
L. J. Sevin(1)                          285,504               1.40%
Gary Stimac                                  --                 *

EXECUTIVE OFFICERS:
Russell N. Fairbanks, Jr.(1)             69,000                 *
Kevin C. McDonough(1)(2)                440,194               2.15%
Lewis R. Paceley(1)                      25,250                 *
Everett J. Roach(1)                      40,386                 *
James N. Chapman(3)                       2,000                 *
All directors and executive officers
 as a group (15 persons)(1)           2,457,113              12.02%

__________
*   Less than 1%

(1) Includes shares issuable upon exercise of options that are exercisable at or within 60 days of January 31, 1997, the total of which for all directors and executive officers is 869,879 shares.
(2) Includes 5,100 shares held in Mr. McDonough's children's names.
(3) Mr. Chapman resigned as Senior Vice President of Sales on August 16,
    1996.

                                       9.

                             EXECUTIVE COMPENSATION

The following table summarizes the compensation earned by the Company's former Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered during fiscal years ended December 29, 1996, December 31, 1995 and January 1, 1995.


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                    ANNUAL COMPENSATION           COMPENSATION
                                           ------------------------------------   ------------
                                                                                   SECURITIES
                                  FISCAL                           OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY(2)   BONUS (2)   COMPENSATION    OPTIONS(#)    COMPENSATION(8)
------------------------------    ------   ---------   --------    ------------   ------------   ---------------
Gerald D. Rogers                   1996    $303,593    $125,000     $       --      200,000         $4,500
  Former President and Chief       1995     293,100      44,467             --      100,000             --
  Executive Officer                1994     209,046      30,401             --      125,000             --

Russell N. Fairbanks, Jr.          1996    $167,098    $48,000      $   41,966(3)    25,000         $4,500
  Vice President and General       1995     165,321     42,908          43,965       15,000             --
  Counsel                          1994     151,855     10,951          45,963       10,000             --

Kevin C. McDonough                 1996    $186,618    $55,000      $       --       35,000         $4,500
  Senior Vice President of         1995     183,683     25,877              --       25,000             --
  Engineering                      1994     159,795     13,196              --       62,500             --

Lewis R. Paceley                   1996    $185,339    $    --      $  112,960(4)   100,000         $3,365
  Vice President of Marketing      1995          --         --              --           --             --
                                   1994          --         --              --           --             --

Everett J. Roach                   1996    $208,161    $ 1,000      $  211,493(5)    45,000         $2,038
  Vice President of Sales,         1995     142,014      8,152         104,238(6)    88,000             --
  Asia/Pacific                     1994          --         --              --           --             --

James N. Chapman(1)                1996    $188,042    $20,000      $  717,407(7)    35,000         $3,588
  Former Senior Vice               1995     260,614     71,692       1,029,600       75,000             --
  President of Sales               1994     199,148     22,951       1,176,803       62,500             --


(1) Mr. Chapman resigned as Senior Vice President of Sales on August 16, 1996.
(2) Amounts shown include cash and non-cash compensation earned and received by executive officers, profit sharing payments and amounts earned but deferred at the election of those officers pursuant to the Company's
    401(k) Retirement Plan.
(3) Represents the forgiveness of $25,000 of the principal amount of a loan made by the Company to Mr. Fairbanks in connection with the commencement of his employment with the Company, payment by the Company of an aggregate of $1,250 in interest on such loan made by the Company to Mr. Fairbanks and tax assistance in the amount of $15,716.
(4) Represents the amount of Mr. Paceley's relocation expenses paid by the Company.
(5) Of the amount shown, $8,590 represents relocation expenses paid by the Company, $28,080 represents tax assistance paid to Mr. Roach, and $173,314 represents perquisites and other personal benefits paid to Mr. Roach pursuant to foreign living expenses. Also includes $1,509 which is the compensation realized upon the disposition of shares pursuant to the Company's Employee Stock Purchase Plan equal to the difference between the price paid by Mr. Roach for 500 shares and the fair market value on the date of purchase.
(6) Includes $97,016, which is the difference between the price paid by Mr. Roach upon exercise of vested stock options for 3,124 shares and the market price on the date of exercise. Also includes $2,597 which is the compensation realized upon the disposition of shares pursuant to the Company's Employee Stock Purchase Plan equal to the difference between the price paid by Mr. Roach for 500 shares and the fair market value on the date of purchase. Also represents $4,625 of auto allowance.
(7) Represents the difference between the price paid by Mr. Chapman upon the exercise or sale of vested stock options for 31,158 shares granted to him by the Company and the market price on the date of exercise or date of sale as required by the type of option.



                                      10.

(8) All amounts listed in this column are amounts contributed by the Company to the broad-based defined contribution retirement plan. These amounts are to be paid to the Named Officers (or any other plan participant) only upon retirement, termination, disability or death.


                          STOCK OPTION GRANTS IN 1996

    The following table sets forth details regarding stock options granted to the Named Officers in 1996. In addition, there are shown hypothetical gains that would exist for the respective options.

                                                                                   POTENTIAL REALIZED VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE APPRECIATION FOR
                          NUMBER OF      % OF TOTAL                                       OPTION TERM
                          SECURITIES   OPTIONS GRANTED                            ----------------------------
                          UNDERLYING   TO EMPLOYEES IN   EXERCISE   EXPIRATION
NAME                       OPTIONS          1996          PRICE        DATE            5%             10%
---------------------     ----------   ---------------   --------   ----------    ------------   -------------
Gerald D. Rogers           200,000         13.42%        $19.25      1/17/06       $2,421,244     $6,135,908

Russell N. Fairbanks, Jr.   25,000          1.68%        $19.25      1/17/06          302,656        766,989

Kevin C. McDonough          35,000          2.35%        $19.25      1/17/06          423,718      1,073,784

Lewis R. Paceley           100,000          6.71%        $26.00      1/22/06        1,635,126      4,143,730

Everett J. Roach            25,000          1.68%        $19.25      1/17/06          302,656        766,989
                            20,000          1.34%        $14.1875    9/19/06          178,449        452,224

James N. Chapman(1)         35,000          2.35%        $19.25      1/17/06               --             --

(1) Mr. Chapman resigned as Senior Vice President of Sales on August 16,
    1996. All options granted to Mr. Chapman in 1996 were canceled due to his resignation pursuant to the option agreements.


                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following is information with respect to option exercises and unexercised options to purchase Common Stock outstanding as of December 31, 1996 under the Company's 1988 Incentive Stock Plan held by the Named Officers at December 31, 1996:

                                                               NUMBER OF               VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                           DECEMBER 31, 1996            DECEMBER 31, 1996(2)
                                                      ---------------------------   ---------------------------
                                SHARES
                             ACQUIRED ON    VALUE
NAME                         EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------   -----------  ----------  -----------   -------------   -----------   -------------
Gerald D. Rogers                   --     $       --    465,399              --      $720,718        $    --

Russell N. Fairbanks, Jr.          --             --     48,334          51,666            --             --

Kevin C. McDonough                 --             --     94,156          66,250       676,243             --

Lewis R. Paceley                   --             --         --         100,000            --             --

Everett J. Roach                   --             --     24,125         114,167        30,788         83,097

James N. Chapman(1)            52,908      1,190,470         --              --            --             --

(1) Mr. Chapman resigned as Senior Vice President of Sales on August 16, 1996.
(2) Value based on the December 31, 1996 closing price of the Common Stock on the Nasdaq National Market of $18.00 as defined pursuant to the Company's 1988 Incentive Stock Plan.



                                      11.

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Company operates in the highly competitive and rapidly changing high technology industry. The goals of the Company's compensation program are to align compensation with the Company's overall business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to its long-term success.

COMPENSATION COMPONENTS

   Compensation for the Company's executive officers generally consists of salary, incentive bonus plan, profit sharing program and stock option awards. The Company's executive compensation program has been structured and is administered by the Compensation Committee. The Compensation Committee assesses the past performance and anticipated future contribution to the Company of each executive officer in establishing total future compensation. The Compensation Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

   SALARY. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies primarily in the high technology industry, the officer's performance and the Company's overall financial results without specific weighting of these factors. The Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain talented executives. However, the Compensation Committee manages salaries for the executive group as a whole in a conservative fashion in order to place more emphasis on incentive compensation. Specifically, the Compensation Committee believes that the base salary for the Company's executive officers as a group should approximate the 50th percentile for the Company's peers, although certain individuals may be above the 50th percentile.

   INCENTIVE BONUS PLAN. The Company's pay-for-performance compensation philosophy includes the awarding of cash incentive payments in the form of bonuses. Cash bonuses are paid to eligible officers when the officer meets or exceeds Board of Director approved key objectives. Eligible officers meeting these criteria may receive cash bonuses of between 35% and 66% of base salary. These objectives are reviewed and approved by the Compensation Committee. Following the completion of the fiscal year, the Committee assesses the Company's and officer's performance against the established objectives and determines incentive payments based upon the targeted level of performance achieved.

   PROFIT SHARING PROGRAM. The employee profit sharing program is designed to provide significant financial incentive and reward to employees for superior performance by the Company. All full-time and part-time regular employees who are in the continuous employment of the Company as of the first and last days of a fiscal quarter are eligible to receive a profit sharing bonus. Profit sharing bonuses will be paid quarterly if the Company achieves a goal of 16% After Tax Return on Sales ("ATROS") for a given fiscal quarter. ATROS is defined as after tax profit divided by net revenue. Upon achievement of 16% ATROS, a profit sharing bonus pool will be funded with 5% of the profit after taxes for that quarter. The profit sharing bonus pool will be distributed to each employee based on a formula related to percentage of base salary. If the Company achieves less than 16% ATROS, no profit sharing is paid for that fiscal quarter.

   1988 INCENTIVE STOCK PLAN. Options granted under the 1988 Incentive Stock Plan may be (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, (ii) non-qualified stock options, which are not intended to qualify for incentive stock option treatment, (iii) certain stock purchase rights and (iv) stock bonuses. Under the 1988 Incentive Stock Plan, incentive stock options may be granted to employees (including officers and directors who are employees) as well as non-employee directors of the Company or a parent or subsidiary of the Company, and non-qualified stock options and stock purchase rights may be granted to employees (including officers and directors who are employees) of, and consultants to, the Company or a parent or subsidiary of the Company. Options and stock purchase rights generally will vest within a four-year period.

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance based compensation that has been

                                     12.

approved by stockholders is not subject to the deduction limit. Options granted pursuant to the Company's stock option plan intend to qualify as performance based compensation to maximize tax deductibility. However, in order to maintain flexibility in compensating executive officers to promote the attainment of various corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

   EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an Employee Stock Purchase Plan that is intended to qualify under Section 423 of the Code.
Such plan is implemented by one offering during each six-month period. The Employee Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's base salary. Each participating employee will be granted at the start of a period options to purchase shares of Common Stock exercisable at the end of the period. The number of shares subject to an option will be that number of full shares that can be purchased with the total amount of payroll deductions for such employee during the period at the exercise price equal to 85% of the lower of (i) the closing selling price of the Common Stock on the first day of the purchase period or (ii) the closing selling price on the last day of the purchase period. No employee will be granted an option under the Employee Stock Purchase Plan if the employee, immediately after the option is granted, would own, directly or indirectly, stock (including the stock to be acquired upon exercise of the option) representing 5% or more of the total combined voting power or value of the Common Stock.

   401(K) RETIREMENT PLAN MATCHING. The Company implemented an employer matching contribution to the 401(k) Retirement Plan in January 1996. All employees, as well as executive officers, are able to participate. The Company will match employee contributions $0.50 for every $1.00 of employee contribution, up to 6% of compensation. The matching contributions are limited as required by the Internal Revenue Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

   As described above, the Company manages its pay for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for the job. Specific actions taken by the Compensation Committee regarding Mr. Rogers' compensation are summarized below.

   BASE SALARY. In 1996, Mr. Rogers annual base salary was $300,000 which remained unchanged from 1995. The criteria used in establishing Mr. Rogers' salary included a comparison of salaries of other officers in comparable companies and a review of national salary surveys, as well as progress made in the implementation of the Company's business strategy, without any specific weighting among these factors. The Company also contributed $4,500 to Mr. Rogers' account pursuant to the Company's 401(k) Retirement Plan.

   BONUS AND PROFIT SHARING PLAN. Mr. Rogers received a cash bonus of $125,000 during fiscal 1996. Mr. Rogers' cash bonus was based upon the attainment of certain key objectives, as defined by the Board of Directors. There were no profit sharing payments made to Mr. Rogers pursuant to the Company's Profit Sharing Plan.

   INCENTIVE STOCK PLAN. The Compensation Committee considered equity based compensation, in the form of stock options, to be an important component of Mr. Rogers' compensation. Based upon his and the Company's performance, Mr. Rogers was granted options to purchase 200,000 shares during fiscal 1996.

   SEVERANCE ARRANGEMENT. Mr. Rogers resigned as President and Chief Executive Officer of the Company on December 9, 1996. Pursuant to a severance arrangement between the Company and Mr. Rogers dated March 10, 1997, cash payments of $11,540 will be paid to Mr. Rogers on a bi-weekly basis through June 9, 1998. The Company will pay $33,934, which represents accrued vacation through December 8, 1996 and a $50,000 cash bonus. All unvested stock options accelerated in full at the time of termination. On February 12, 1997, Mr. Rogers exercised the option for 40,399 shares that was granted to him on January 15, 1991 pursuant to the terms and conditions of such option grant. His remaining options are exercisable for ten years from the date of each option grant pursuant to the Company's 1988 Incentive Stock Option Plan.

                                     COMPENSATION COMMITTEE

                                        HARVEY B. CASH, CHAIRMAN
                                        L. J. SEVIN

                                     13.

                       COMPANY PERFORMANCE STOCK PRICE GRAPH

   The Performance Graph shown below was prepared by the Company for use in this proxy statement. Note that historic stock price performance is not necessarily indicative of future stock performance. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions.

   1. $100 was invested in the Company's Common Stock, the S&P High Technology Composite Index and the S&P 500 Composite Index on July 16, 1993 (the date of the Company's initial inclusion in the Nasdaq National Market).

   2.  Dividends are reinvested on the ex-dividend dates.

                               CYRIX CORPORATION
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       JULY 16, 1993 - DECEMBER 29, 1996


                                    [CHART]


The chart above was plotted using the following year end data:

                       BASE PERIOD    DECEMBER   DECEMBER   DECEMBER   DECEMBER
                      JULY 16, 1993     1993       1994       1995       1996
                      -------------   --------   --------   --------   --------
Cyrix Corporation        $100 (1)       $127       $123       $144       $113
S&P High Technology
 Composite Index         $100           $115       $133       $192       $273
S&P 500 Composite
 Index                   $100           $106       $107       $148       $182

(1) Based upon stock price of $16.00 per share, the initial public offering price per share of the Common Stock.

                                      14.

                        CERTAIN TRANSCTIONS AND OTHER MATTERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   No interlocking relationship exists between the members of the Company's Compensation Committee of the Board of Directors, comprised of Messrs. Cash and Sevin, and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

INDEBTEDNESS OF MANAGEMENT

   In July 1996, the Company loaned $75,000 at an interest rate of 6% per annum to Mr. James W. Swent, III, the Company's Senior Vice President of Finance and Administration and Chief Financial Officer, in connection with
the commencement of his employment with the Company.   Pursuant to the terms
of the loan, the Company will forgive the $75,000 plus accrued interest on the first anniversary of the loan provided that Mr. Swent remains employed by the Company through the maturity date of July 1, 1997. In the event of Mr. Swent's voluntary or involuntary termination of employment, all unforgiven principal of such loan will become immediately due and payable. The largest amount of Mr. Swent's indebtedness to the Company under this loan during fiscal 1996 was $75,000.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, if any, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC, and to provide the Company copies of these filings. Based on the written representations of its officers and directors and a review of the copies of such forms furnished to the Company during the fiscal year ended December 29, 1996, the Company believes that its officers and directors complied with all Section 16(a) filing requirements.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

   Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at MS 220, PO Box 853920, Richardson, Texas, 75085-3920, so that the Secretary receives it no later than November 20, 1997.

   The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the individuals voting the proxy.

                                    By Order of the Board of Directors,


                                    /s/ JAMES W. SWENT, III.
                                    -------------------------------
                                    JAMES W. SWENT, III.
                                    SECRETARY
March 19, 1997

                                       15.

           CYRIX CORPORATION           ANNUAL MEETING--APRIL 17, 1997

The undersigned, having received the Notice of Annual Meeting and accompanying Proxy Statement relating to the Annual Meeting, hereby appoints James W. Swent, III and Russell N. Fairbanks, Jr., and each of them, as a true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote and act in the manner designated below at the Annual Meeting and any adjournments thereof, in respect of all Common Stock of the Company as to which the undersigned may be entitled to vote or act, with all powers the undersigned would possess if personally present and, without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of Common Stock for such meeting. The matters listed below are proposed by the Company:

1.  The nominees for the Board of Directors are Messrs. Harvey B. Cash, Gerald
    D. Rogers, L.J. Sevin and Gary A. Stimac.

      / /  VOTE FOR all nominees listed, except as listed below (if any).
                       / /  VOTE WITHHELD from all nominees.

--------------------------------------------------------------------------------

   INSTRUCTION: To withhold authority to vote for individual nominee(s), write such nominees(s) name(s) in the space provided above.

2. Proposal to amend the Company's 1988 Incentive Stock Plan as described in the Proxy Statement dated March 19, 1997.

      FOR  / /                  AGAINST  / /                  ABSTAIN  / /

3. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 28, 1997.

      FOR  / /                  AGAINST  / /                  ABSTAIN  / /

           CYRIX CORPORATION           ANNUAL MEETING--APRIL 17, 1997

When properly executed and returned, this proxy will be voted as designated on the reverse hereof by the undersigned. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT, and will be voted in the discretion of the persons named as proxy herein in connection with any other business that may properly come before the Annual Meeting. The Board of Directors recommends voting for the proposals described in the Proxy Statement.

                                Number of Shares

                                              IMPORTANT: Signature(s) must
                                              correspond exactly with the
                                              name(s) as they appear on the
                                              stock record book of the Company.
                                              Each joint owner shall sign.
                                              Executors, administrators,
                                              trustees, etc. should give full
                                              title as such.

                                Dated:                             1997,
                                ----------------------------------


                                ----------------------------------------
                                                               Signature

                                ----------------------------------------
                                                               Signature

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE